SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                              Form 8-K

        Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Act of 1934


 Date of Report (Date of earliest event reported) January 18, 1994


                           USBANCORP, INC.
       (Exact name of registrant as specified in its charter)


      Pennsylvania            0-11204              25-1424278
    (State or other         (Commission         (I.R.S. Employer
      jurisdiction          File Number)      Identification No.)
    of Incorporation)

           Main and Franklin Streets, Johnstown, PA  15901
        (Address of principal executive offices)  (Zip Code)

  Registrant's telephone number, including area code:  814-533-5300

                                N/A
    (Former name or former address, if changed since last report.)


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Item 5. Other Events

     USBANCORP, Inc. (the "Registrant") announced on January 18, 1994, that its board of directors at a special meeting approved and authorized the execution of a revised agreement and plan of merger providing for the acquisition of Johnstown Savings Bank. Johnstown Savings Bank will be merged into United States National Bank in Johnstown, one of USBANCORP, Inc.'s three banking subsidiaries.
For a more detailed description of the revised transaction see the press release attached as Exhibit #99.1.

Exhibits

Exhibit 99.1 Press release dated January 18, 1994 announcing that USBANCORP, Inc. and Johnstown Savings Bank have jointly signed a revised definitive agreement to which Johnstown Savings Bank would merge with United States National Bank in Johnstown, one of USBANCORP, Inc.'s three banking subsidiaries.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USBANCORP, Inc.


By /s/ Orlando B. Hanselman
Orlando B. Hanselman
Senior Vice President,
Treasurer, and CFO

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USBANCORP, Inc. Combined News Release With Johnstown Savings Bank



JANUARY 18, 1994
FOR IMMEDIATE RELEASE


CONTACTS: For USBANCORP, Inc.
                    Terry K. Dunkle, Executive Vice President
                      (814) 533-5201
                    Orlando B. Hanselman, Senior Vice President,
                      Treasurer and Chief Financial Officer
                      (814) 533-5319

          For Johnstown Savings Bank
                    Patrick J. Coyne, President and Chief Executive
                      Officer (814) 535-8901
                    Walter F. Rusnak, Senior Vice President and
                      Chief Financial Officer (814) 535-8904


                USBANCORP, INC. and JOHNSTOWN SAVINGS BANK
                  REACH AGREEMENT ON REVISED MERGER TERMS


     JOHNSTOWN, PA -- USBANCORP, Inc. (NASDAQ NMS: UBAN) and Johnstown Savings Bank (NASDAQ NMS: JSBK) today jointly announced that they had reached agreement on revised terms to the definitive agreement pursuant to which Johnstown Savings Bank ("JSB") would merge with United States National Bank in Johnstown, one of USBANCORP's three banking subsidiaries. The definitive agreement was signed by the parties on November 10, 1993, and provided for the payment to JSB stockholders at the closing of the merger of .528 share of USBANCORP common stock and $11.03 in cash for each JSB share outstanding based upon an assumed market value of USBANCORP's common stock of $25.50. With a 55% stock and 45% cash split, this represented a transaction value of approximately $47.5 million or $24.50 per JSB common share.

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As previously announced on December 20, 1993, USBANCORP proposed that the definitive agreement be amended to the effect that JSB stockholders would receive at closing .464 share of USBANCORP common stock and $9.68 in cash for each JSB share outstanding based on an assumed market value of $25.50 for USBANCORP common stock.
At the average closing price of USBANCORP common stock for the ten trading days immediately preceding the date of the December 20 announcement, this modification translated into an indicated transaction value of $40.8 million or $21.02 per JSB common share.

After negotiations, the parties today executed an amendment to the definitive agreement which provides that USBANCORP will pay $10.13 in cash and a fraction of a share of USBANCORP common stock based on a formula relating to the average closing price for USBANCORP common stock on the NASDAQ National Market System for the ten trading days immediately preceding the closing date. If the average closing price for USBANCORP common stock on the closing date of the merger: (a) is less than or equal to $24.50 per share, then the stock component of the merger consideration will be .505 of a share of USBANCORP common stock; (b) is greater than or equal to $25.50, then the stock component of the merger consideration will be .485 of a share of USBANCORP common stock; and (c) is greater than $24.50 per share but less than $25.50 per share, then the stock component of the merger consideration will be determined by dividing $22.50 by the average closing price and multiplying the resulting amount by .55. For example, at the average closing price for USBANCORP common stock for the ten trading days immediately preceding the date of the amendment of $24.45, this formula translates into an indicated transaction value of $43.6 million or $22.48 per JSB common share. JSB has the right to terminate the amended agreement in the event that the average closing price of USBANCORP common stock for the ten trading days immediately preceding the closing is less than $20.50 per share.

At the time the amendment was signed by the parties, financial advisors for each party provided a written opinion to the Boards of Directors of USBANCORP and Johnstown Savings Bank that the revised

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merger consideration set forth in the amendment is fair from a financial point of view to USBANCORP and the stockholders of JSB.

The amendment further permits JSB to seek bids for the merger or acquisition of JSB from other interested parties until February 17, 1994. If any bid exceeds the consideration provided for in the amendment, then JSB's Board of Directors will be free to terminate its agreement with USBANCORP and enter into an agreement with such bidder with no liability to USBANCORP. USBANCORP's option to acquire up to 19.9% of the outstanding shares of JSB will be suspended during this marketing period. Other terms of the agreement remain substantially the same.

The transaction is subject to regulatory approvals and to the approvals of the stockholders of USBANCORP and Johnstown Savings
Bank.

USBANCORP, a $1.2 billion community bank holding company, is the parent of U.S. Bank and USBANCORP Trust Company in Johnstown and two Pittsburgh affiliates, Three Rivers Bank and Community Bancorp, Inc.. The Company's subsidiaries provide full-service banking to six Southwestern Pennsylvania counties through 41 community offices. The counties served include Allegheny, Cambria, Clearfield, Somerset, Washington, and Westmoreland.

Johnstown Savings Bank, with total assets approximating $355 million, operates six full-service community banking offices in the greater Johnstown area and a mortgage banking company.


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